THE GREATER CANNABIS COMPANY, INC.

PROMISSORY NOTE

March 28, 2017

$375.00 USD

4% Interest

Payable on Demand

FOR VALUE RECEIVED, the undersigned The Greater Cannabis Company, Inc. a Florida corporation (the "Issuer"), hereby promise to pay to the order of Expert Witness Locators or its assignee(s) (the "Note Holder(s)") three hundred seventy five dollars ($375.00) USD DUE UPON DEMAND by the note holder six months after the execution of this Promissory Note.  The Note will be paid according to the following terms and conditions:

1. Promise to Pay: Upon demand by the “Note Holder”, the Issuer promises to pay three hundred seventy five dollars ($375.00) USD for monies given to the Issuer, from the date hereof, to compensate the Note Holder for the actual amount paid to the Issuer, Greater Cannabis Company, Inc. as well as interest calculated using the simple annual interest rate of four percent (4%).  This Promissory Note is fully assignable by the Note Holder.

2.

Responsibility: The Issuer is irrevocably responsible and liable for paying the full amount due on this Promissory Note on demand.

a.

The Note Holder has the option to insist on either cash payment of the balance of the Note, i.e., the obligation plus accrued interest, or, in his/her/its sole discretion, convert the balance of the Note into common shares at the rate of $.001 per share.

b.

Thus, for example, a Note with a balance of $375.00 would be convertible into the equivalent of 375,000 shares of Common stock of the issuer at the conversion price of $0.001 per share (par value of common shares).

c. Interest shall not accrue on the Note during the first six months from the date executed.

3.

Default: If for any reason the Issuer fails to make the payment on time, then the Issuer shall be in default.  The Note Holder can then demand immediate payment of the entire remaining unpaid balance of this Promissory Note, without giving anyone further notices.  If the Issuer has not paid the full amount of the Promissory Note when the final payment is due, the Note Holder has the option to convert this Promissory Note at the time of presentation and should the Issuer restructure its capital (i.e., reverse split etc.), that restructure shall have no bearing on the conversion price $0.001 per share equivalent owing at the time of any such conversion.

4.

The Greater Cannabis Company, Inc. shall not negatively effect any conversion of the debt note held by Expert Witness Locators, LLC or its assignee(s), such that he shall, upon the effect of a reverse split, be entitled to the same number of shares via conversion after the split that he would have been entitled to before such reverse split.  In the event of a forward split, Expert Witness Locators, LLC or its assignee(s) shall enjoy the benefits of being entitled to such additional shares that current shareholders as of the date of record would enjoy.  For example, a forward split of 10 for one would provide ten times the shares upon conversion after the split that Expert Witness Locators or its assignee(s) would have enjoyed prior to such forward split.

5.

Collection fees: If this note is placed with an attorney for collection, then the Issuer agrees to pay an attorney's fee of fifteen percent (15%) of the unpaid balance.  This fee will be added to the unpaid balance of the Note.

6.

Foreign Exchange:  All conversion will be done on a par value based on the currency the Issuers convertible equity is priced in.

7.

“Blocker” Provision:  Expert Witness Locators, LLC or its assignee(s) shall not have the right to convert any portion of any such debt note, to the extent that after giving effect to such conversion, Expert Witness Locators, LLC or its assignee(s) (together with his affiliates, should there be any) would beneficially own in excess of 9.99% of the number of shares of common stock of Expert Witness Locators, LLC or its assignee(s) outstanding immediately after giving effect to such conversion.

8.

Assignment:  This instrument may be assigned in total or in any portion thereof without penalty to either the assigning DEBT HOLDER or the assignee DEBT HOLDER.

9.

Assistance:  The obligor of this instrument shall assist holder in assignment of the Note to any designee that holder designates.  In the event that the holder determines to convert the Note into common shares, the issuer/obligor shall assist the holder by issuing such shares negotiable, and, if requested, issuing a letter to the satisfaction of the transfer agent and/or the brokerage firm and its clearing house or agent thereof at no charge to holder within ten (10) days of request by holder.

10.

The parties agree that should any litigation arise in enforcing this instrument or any terms thereof, the jurisdiction shall be a court of original jurisdiction in Escambia County, Florida.

11.

The parties agree that should any litigation arise in enforcing this instrument or any terms thereof, the issuer/obligor shall make payment in advance to holder of one thousand five hundred dollars for court costs including, but not limited to, the filing of a complaint for enforcement.

IN WITNESS WHEREOF, the Issuers have executed and delivered this Note on the date first above written.

Lendor/Holder

/s/ Alexander M. Scheltema

_________________

            Alexander M. Scheltema                      Managing Member

Expert Witness Locators, LLC

1001 Ocala Road

Building D, Unit 321 C

Tallahassee, FL 32304

Borrower/Issuer

/s/ Wayne Anderson

_________________

            Wayne Anderson

President

The Greater Cannabis Company, Inc.

             244 2nd Ave N., Suite 9

St. Petersburg, FL 33701

(727) 482-1505